Exhibit 99.1

PRESS RELEASE

White River Capital, Inc. (AMEX: RVR)

Contact: Address: Phone:	Mark R. Ruh President & Chief Operating Officer 1445 Brookville Way Suite I Indianapolis, IN 46239 (317) 806-2166 x 6468	Martin J. Szumski Chief Financial Officer 1445 Brookville Way Suite I Indianapolis, IN 46239 (858) 759-6057

February 5, 2007

WHITE RIVER CAPITAL, INC. ANNOUNCES DIRECTOR APPOINTMENT AND RESIGNATION

Thomas C. Heagy Joins Board; Donald A. Sherman Resigns From Board

Indianapolis, Indiana . . . White River Capital, Inc. (AMEX: RVR) (“White River”) announced that Thomas C. Heagy has been appointed to its board of directors effective February 1, 2007. Mr. Heagy will also serve on the Audit Committee of White River’s board.

Thomas C. Heagy was Vice Chairman of LaSalle Bank Corporation, Vice Chairman and a member of the Board of Directors of LaSalle Bank, Chairman of LaSalle Bank Corporation’s Asset Liability Committee, and a Director of LaSalle Bank Midwest. Previous to that he was the Chief Financial Officer of LaSalle Bank. He retired from LaSalle at year-end 2006 after a career spanning over 25 years with LaSalle and one of its acquired companies.

John Eggemeyer, Chairman and CEO of White River, remarked, "Tom is a great addition to our board. He brings a rich depth of experience in financial services which will be valuable as White River positions to grow."

White River also announced that Donald A. Sherman has resigned from its board effective January 31, 2007. Mr. Eggemeyer commented, "Don has been a loyal and dedicated member of the White River and former Union Acceptance Corporation boards for over 12 years. We are deeply grateful for his extraordinary intellect and insight from which White River has benefited liberally. We will miss him and wish him the very best."

ABOUT WHITE RIVER, COASTAL CREDIT AND UAC

Founded in 2004, White River is the holding company for Coastal Credit LLC and Union Acceptance Company LLC.

Coastal Credit LLC is a specialized subprime auto finance company, headquartered in Virginia Beach, Virginia, engaged primarily in acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new cars and light trucks, and servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and conducts business in 22 states - Alaska, Arizona, California, Colorado, Delaware, Florida, Georgia, Hawaii, Kansas, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington - through its 17 branch locations. The Coastal Credit receivables portfolio, net of unearned finance charges, was $95.8 million at December 31, 2006.

Union Acceptance Company LLC is a specialized auto finance company, based in Indianapolis, Indiana, which holds and oversees its portfolio of approximately $62.6 million in non-prime auto receivables, as of December 31, 2006.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Additional information about White River is available at White River’s web site located at: www.WhiteRiverCap.com.

This site includes financial highlights, stock information, public filings with the U.S. Securities and Exchange Commission (the "SEC"), and corporate governance documents. The SEC public filings available for review include but are not limited to:

o	its Annual Report on Form 10-K for the year ended December 31, 2005,
o	its Proxy Statement on Schedule 14A dated April 10, 2006, and
o	its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

White River’s public filings with the SEC can also be viewed on the SEC’s website at: www.sec.gov.

 * * * * * * * * * * * * * * * * * * * END * * * * * * * * * * * * * * * * * * *